Exhibit 10.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT made and entered into as of January 29, 2023 (this “Agreement”), is by and among ELYS GAME TECHNOLOGY, CORP., a corporation organised under the laws of the State of Delaware (the “Purchaser” or “Elys”), ENGAGE IT SERVICES S.R.L., a company organized under the laws of Italy (the “Company”) and the PERSONS listed on Schedule 1 hereto (the “Seller”). The Purchaser and the Seller are sometimes referred to in this Agreement together as the “Parties” or individually as a “Party”.

RECITALS

A.	Whereas, the Seller is the registered and beneficial owners of all (or 100%) of the issued and outstanding shares of capital stock of the Company;

B.	Whereas, the Company has developed experience, knowledge in customization and deployment of betting operating platforms and technologies and the Purchaser wishes to avail itself of the benefits that can be derived from this experience;

C.	Whereas, (1) the Seller desires to sell to the Purchaser or any of its subsidiaries or Affiliates, and the Purchaser directly, or through any of its subsidiaries or Affiliates, desires to purchase from the Seller, all of the foregoing shares of capital stock of the Company (the “Engage Shares”), and (2) in connection with the purchase and sale of Engage Shares, the Purchaser agrees to retain employees of the Company, subject to the terms and conditions contemplated by this Agreement, (the “Transactions”);

D.	Whereas, the respective governing boards of the Parties have (1) determined that the Transactions contemplated by this Agreement are advisable, fair to and in the best interests of their respective companies and stockholders, and (2) have approved and declared advisable this Agreement and such contemplated Transactions; and

E.	Whereas, the board of directors of the Purchaser have approved the issuance of common stock to the Seller pursuant to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

I. DEFINITIONS

“Actions” means any claim, demand, charge, complaint, action, suit, proceeding, hearing, audit, investigation, interference, opposition, re-examination, concurrent use, cancellation or other dispute resolution or proceeding, whether judicial, administrative or arbitrative, of any Person or Governmental Authority;

“Affiliate” means with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, any such Person. The term “control” (including the terms “controlled by” or “under common control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, membership interests, by contract or otherwise;

“Agreement” means this share purchase agreement, including all Employment Agreements, exhibits, schedules, and all amendments or restatements, as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement;

“Company” means Engage IT Services S.r.l., a company organized and continued under the laws of Italy and assigned registration number IT02761360342 in the Register of Companies of Italy;

“Consent” means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or any other Person in connection with the consummation of the Transactions provided for in this Agreement;

"Due Diligence” means the examination of contracts, agreements, books and records of the Company required to determine the working capital surplus or deficit position of the Company (See Net Financial Position);

“Employment Agreement” means an employment agreement executed by employees of the Company, in the form attached hereto as Exhibit A, if applicable.

“Encumbrances” means pledges, liens, charges, security interests, leases, mortgages, options, adverse claims or encumbrances of any kind or character whatsoever;

“Exchange Shares” means the shares of common stock, par value $0.0001 per share, of Elys Game Technology, Corp.;

“Financial Statements” means the audited financial statements of the Company prepared in accordance with the international financial reporting standards for the two completed fiscal years ended and completed interim periods prior to the Closing Date;

"Final Transfer Price” means the amount determined to be the Purchase Price plus any adjustment, either increased or decreased, by the working capital surplus or deficit of the Company that is determined through the conduct of Due Diligence;

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator;

“Hold Period” unless modified or amended by Elys in writing, means the thirty-six (36) month period from the Closing Date;

“IFRS” means the international financial reporting standards in effect and applicable to the preparation of financial statements;

“Intellectual Property” means intellectual property rights, whether registered or not, owned, used or held by the Company, including technology, domain names, copyrights, trademarks, trade-names, business names and other indicia of origin, including those listed on Schedule 2;

“Interested Person” means any person or former officer, director, shareholder or employee of a corporation or any person with which a corporation does not deal at arm’s length;

“Knowledge of the Seller” means the knowledge obtained or obtainable after due inquiry by any officer or director of the Seller;

“Law” means any law, common law, statute, code, ordinance, regulation or other requirement of any Governmental Authority;

“Loss” or “Losses” means all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, taxes, costs, fees, expenses (including but not limited to reasonable attorneys’ fees) and disbursements and, with respect to any Liability Claim asserted by the Purchaser, diminution in value of the Company;

"Net Financial Position” means the working capital excess or shortfall of the Company determined at the completion of the Due Diligence.

“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority;

“Party” and “Parties” have the meaning set forth in the Preamble;

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

“Purchase Price” has the meaning of the purchase price to be paid by the Purchaser as set forth in Section 2.2 for the Transactions contemplated by this Agreement;

“Purchaser” means Elys Game Technology, Corp., a corporation organised under the laws of the State of Delaware;

“Restricted Business” means any firm, partnership, joint venture, corporation and/or any other entity and/or person, and/or any licensee of such entity, that develops, markets, manufactures, distributes, and/or sells any of the products and services provided by the Purchaser.

“Seller” means the Persons listed in Schedule 1;

“SEC” means the United States Securities and Exchange Commission;

“Engage Shares” means the shares representing the ownership of Engage IT Services S.r.l.

II. PURCHASE AND SALE

2.1       Purchase and Sale of the Engage Shares. On the Closing Date, the Purchaser shall purchase (or cause to be purchased) from the Seller, and the Seller shall sell, transfer, assign, convey and deliver to the Purchaser, all of the Engage Shares, free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, Encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restrictions or limitations (collectively, “Liens”). In order to consummate the foregoing purchase and sale, (a) the Purchaser and Seller (or their respective counsel) will confirm that all requirements for Closing have been satisfied; and (b) subject to such confirmation and immediately thereafter (i) the Purchaser will cause the Purchase Price to be paid as set forth in Section 2.2 below and provide the Seller with confirmation that such payment has been made, and (ii) the Seller will give an irrevocable and unconditional order to the Seller’s legal counsel to transfer the Engage Shares to the Purchaser’s legal counsel to hold as contemplated by the Transactions and provide the Purchaser with confirmation that such notice has been given. The Purchaser will also give an irrevocable and unconditional order to the Purchaser’s legal counsel to accept the Engage Shares, unless otherwise agreed to by the Parties in writing, at the completion of the Transactions provided for in this Agreement.

2.2       Purchase Price. On the Closing Date, the Purchaser shall pay (or cause to be paid) the total sum of One Million Eighty Thousand Euro (€ 1,080,000.00) (the “Purchase Price”) towards the purchase consideration for all of the shares of the Company on a debt free basis, which may be increased or decreased based on the working capital surplus or deficit of the Company as determined by Due Diligence and the determination of the Net Financial Position at a date that is not less than 10 days prior to the payment of the Final Transfer Price, and any indebtedness due to or from Engage by or from any one or more of the Seller, respectively, shall be settled on or prior to June 30, 2023.

The Purchase Price, shall be settled in cash by delivery of a certified check or bank draft or by a wire transfer of immediately available funds, except that subject to Elys shareholder approval if required, and the provisions of Section 2.3, on the Closing Date the Purchaser may satisfy the payment of the Purchase Price by the issuance of an amount of shares of common stock of the Purchaser equal to the “Dollar Equivalent” of the Purchase Price, calculated at the exchange rate at the time of closing, in full (the “Exchange Shares”) at a price equal to the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of the Purchaser’s common stock on the Nasdaq, for the consecutive period of twenty trading days beginning on the twenty-third trading day immediately preceding the date of the Agreement and concluding at the close of trading on the third trading day immediately preceding the date of the Agreement or US $0.39 per share (the “Exchange Shares Price”) (as adjusted for any stock split, reverse stock split, stock dividend, recapitalization, combination, exchange or similar event; or any subsequent equity sale or rights offering of Elys as set forth in Appendix A), issued to the Seller in proportions set forth herein or as designated by the Seller in writing.

2.3       Repurchase Option. Subject to the closing deliveries and other actions set forth in Article III, (a) the Purchaser may repurchase from the Seller, and the Seller shall sell back to the Purchaser on demand, at any time in whole or in part, or (b) the Seller may sell back to the Purchaser and the Purchaser shall repurchase from the Seller on demand (the “Repurchase Option”), an amount equal to all of Exchange Shares issued pursuant to Section 2.2.

Unless otherwise agreed to by the parties the Repurchase Option shall commence on the Closing Date and shall expire on or prior to June 30, 2023 (the “Repurchase Option Period”). The Repurchase Option shall be settled in cash at any time in whole or in part by delivery of a certified check or bank draft or by a wire transfer of immediately available funds, at a fixed price equal to the Exchange Shares Price during the Repurchase Period.

III. CLOSING DELIVERIES AND OTHER ACTIONS

3.1                     Conditions to Closing. This Agreement shall become effective and binding upon each of the Parties on January 29, 2023 (the “Effective Date”) following the execution and delivery of this fully executed Agreement by each Party, it being understood that the execution and delivery of the signature pages by each Party hereto shall represent an irrevocable acknowledgement by such Party that upon and after the Effective Date, the terms and conditions herein may only be amended, modified, waived, or otherwise supplemented as set forth in Section 7 or Section 8.9 as applicable.

3.2                     Time and Place of Closing. The consummation of the Transactions contemplated hereby (the “Closing”) shall take place concurrently with the payment of the Purchase Price at the offices of Engage IT Services S.r.l., Via Pietro Rigoni 13, Fidenza (Parma), Italy, or at such other time or place as the Parties may agree in writing. Notwithstanding the foregoing, the Parties may agree to conduct the Closing remotely via electronic exchange of documents, signatures and consideration. For all purposes, the Closing shall be deemed to take place at 00:01 a.m. (Italian time) on January 29, 2023 or subject to the waiver of any pre-closing conditions, at any such time and place as agreed to by the Parties in writing (the “Closing Date”).

3.3                     Deliveries by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following items:

(a)	evidence satisfactory to the Purchaser that the irrevocable and unconditional order to transfer the Engage Shares have been accepted by its legal counsel as contemplated by Section 2.1;

(b)	a waiver, in form and substance acceptable to the Purchaser, of the Seller’s pre-emptive rights, if any, in the Company’s Articles of Association;

(c)	the audited financial statements of the Company prepared in accordance with IFRS for the last two completed fiscal years and completed Interim periods of the Company prior to the Closing Date, except that the financial statements set forth in this Section 3.3(c) shall be delivered no later than 71 days after the Closing Date; and

(d)	such other documents and instruments as the Purchaser reasonably requests to consummate the Transactions contemplated hereby.

3.4                     Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller the following items:

(a)	the Purchase Price, payable in accordance with Section 2; and

(b)	such other documents and instruments as the Seller reasonably requests to consummate the Transactions contemplated hereby.

IV. REPRESENTATIONS AND WARRANTIES, COVENANTS RELATING TO THE SELLER

This Agreement has been duly authorized, executed and delivered by the Seller and, upon due authorization, execution and delivery by each Person that is a Party to the Transactions, will constitute the valid and legally binding agreement of the Seller enforceable in accordance with its terms against the Seller, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The Seller hereby represents and warrants to the Purchaser, as of the date hereof, as follows:

4.1                     Authority, Validity and Effect. The Seller has all requisite authority and full legal capacity to enter into and perform its obligations under this Agreement and to consummate the Transactions contemplated herein. Such Seller has full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Seller pursuant to all necessary authorization and constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) laws of general application relating to bankruptcy, insolvency, the relief of debtors, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to, or principles of equity affecting creditors’ rights, the relief of debtors and remedies generally (the “General Enforceability Exceptions”). No further action on the part of the Seller is or will be required in connection with the authorization of the Transactions contemplated by this Agreement.

4.2                     Title to Shares. The Seller (a) is the record and beneficial owner of the Engage Shares, (b) has full power, right and authority, and any approval required by applicable Law, to make and enter into this Agreement and to sell, assign, transfer and deliver the Engage Shares to the Purchaser, and (c) has good and valid title to the Engage Shares, free and clear of all Liens.

4.3                     No Conflict. Neither the execution of this Agreement, nor the performance by the Seller of its obligations hereunder will (a) violate or conflict with the Articles of Association (or equivalent document) or the Bylaws (or equivalent document) of the Seller, the Company, or Operating Agreement or any applicable Law or Order, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, mortgage or other contract to which the Seller or the Company is a party or by which any of their respective assets or properties are bound, or (c) result in the creation or imposition of any Lien (except as created by the Purchaser or any of its Affiliates) with respect to, or otherwise have an adverse effect upon, the Engage Shares or any of the assets or properties of the Seller or the Company.

4.4                     Consents. No Consent of any third party or Governmental Authority is required in connection with the execution and delivery by the Seller of this Agreement or the consummation of the Transactions contemplated hereby.

4.5                     Intellectual Property.

(a)	Schedule 2 sets out a true, correct and complete list of:
(i)	all of the Intellectual Property owned or used by the Company; and
(ii)	all licenses or similar agreements or arrangements to which the Company is a party, either as licensee or licensor, with respect to Intellectual Property.
(b)	There is no claim existing or, to the Knowledge of the Seller, threatened, alleging adverse ownership, invalidity or other opposition to, or any conflict with, any of the Intellectual Property. In the past five (5) years, the Company has not received written notice of any alleged infringement or misappropriation from any Person with respect to the Intellectual Property. During such period, to the Seller’s knowledge, the Company has not infringed and is not currently infringing on the intellectual property rights of any other Person; and
(c)	The Intellectual Property is sufficient to conduct the business as presently conducted, all software licenses to which the Company is a party are in good standing, binding and enforceable in accordance with their respective terms, and no material default exists on the part of the Company thereunder.

4.6                     Conduct of Business. The Seller has maintained the business of the Company in good standing and have preserved the relationships with all principal suppliers and customers in the normal course of business.

4.7                     Absence of Changes and Unusual Transactions.

Since the last financial statements presented to the Purchaser, which have been prepared in terms of IFRS:

(a)	there has not been any material adverse change in the financial condition or operations;
(b)	there has been no declaration or payment of any dividend, payment of management bonuses or any other such distribution by the Company that is out of the ordinary course of business;
(c)	the Company has not transferred, assigned, sold or otherwise disposed of any of the material assets shown or reflected on the balance sheet forming part of the Company’s Financial Statements or cancelled any material debts or entitlements except, in each case, in the ordinary course of business;
(d)	the Company has not created any Encumbrance affecting any of its assets or property; and
(e)	the Company has not authorized, agreed or otherwise become committed to do any of the foregoing.

4.8                     Non-Arm’s Length Transactions. Except as disclosed in Schedule 1 (if any):

(a)	no Seller or Interested Person of the Company is indebted to the Company, nor is the Company indebted to any Interested Person of the Company;
(b)	the Company is not a party to any contract with any Interested Person other than contracts of employment, and the Company shall have no unsatisfied obligations, past or future, to any current Interested Person of the Company except under any continuing contracts of employment;
(c)	no Interested Person owns, directly or indirectly, in whole or in part, any property that the Company uses in the operation of its business;
(d)	no Interested Person has any cause of action or other claim against the Company in connection with its business; and
(e)	since the last financial statements presented to the Purchaser and prepared in terms of IFRS, no payment has been made to any Interested Person, other than in the ordinary course of business.

4.9                     Investor Status. Each Seller is an accredited investor as such term is defined under Regulation D promulgated under the Securities Act; and, if there should be any material change in such status prior to the Closing, Seller will immediately advise the Purchaser of such change in accredited investor status.

4.10                 Litigation. The Seller has not received notice of any Order or Action and, to the Knowledge of the Seller, there is no Order or Action pending or threatened against the Seller that would give any Person the right to enjoin or rescind the Transactions contemplated by this Agreement or otherwise prevent the Seller from complying with the terms of this Agreement.

4.11                 Restrictive Covenants, Acknowledgement.

(a)	Seller acknowledges (i) the covenants of the Seller set forth in this Section 4.11 are an essential element of this Agreement and that, but for the agreement of the Seller to comply with these covenants, the Purchaser would not have entered into this Agreement, (ii) this Section 4.11 shall not be affected by performance or non-performance of any other provision of this Agreement by the Purchaser, and (iii) the covenants set forth in this Section 4.11 are reasonable (with respect to scope, duration and otherwise) and are necessary to protect and preserve the business of the Company. Moreover, the Seller agree that if the scope of any covenant set forth in this Section 4.11 shall be held to be too broad to be enforceable under Delaware law, then such covenant shall only be enforceable to the extent allowed under Delaware law and any unenforceable part of such covenant shall be deemed not to be contained in such covenant.

(b)	Retention of Employees, Relationships. Upon the consummation of the contemplated Transactions, the Seller shall (i) use commercially reasonable efforts to preserve its business organization intact and to retain the services of its present officers, key employees and representatives; and (iii) use commercially reasonable efforts to preserve its relationships with its employees, customers, suppliers and others having business relations with it (iii) enter into Employment Agreements with the Company in a form set forth in Exhibit A, if applicable. Each Employment Agreement shall contain provisions for each employee’s compliance with his post-employment obligations, including without limitation the proprietary information, confidentiality, non-competition, non-solicitation and non-disparagement obligations set forth in such Employment Agreement, and contain customary termination for cause clauses in employment agreements use by the Purchaser from time to time. The Employment Agreements will become effective upon the Effective Time of the Transaction and remain in effect for term of the Employment Agreement. The Employment Agreements will be automatically renewed every three years until the death or incapacitation or retirement of the employee unless terminated by either party with notice.

4.12                 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Seller in connection with the negotiations relating to the Transactions contemplated by this Agreement for which the Purchaser or the Company will become obligated to pay a fee or commission.

V. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller, as of the date hereof, as follows:

5.1                     Existence and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, USA.

5.2                     Power. The Purchaser has the power and authority to execute, deliver and perform fully its respective obligations under this Agreement.

5.3                     Validity and Enforceability. The Purchaser has the capacity to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Seller, represents the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to General Enforceability Exceptions. No further action on the part of the Purchaser is or will be required in connection with the authorization of the Transactions contemplated by this Agreement.

5.4                     Offering Exempt from Registration, Purchasers Reliance. The Purchaser advises that:

(a)	the Exchange Shares have not been registered under the Securities Act or under the laws of any state on the basis that the issuance thereof is exempt from such registration;
(b)	as a result of such lack of registration, none of the Exchange Shares may be resold or otherwise transferred or disposed without registration pursuant to or an exemption therefrom is available under the Securities Act and such state securities laws. Notwithstanding the immediately preceding sentence, the Exchange Shares may not be sold in any event during the Hold Period;
(c)	the Purchasers’ reliance on the availability of such exemption is, in part, based upon the accuracy and truthfulness of the Seller’ representations contained in this Agreement; and
(d)	in furtherance of the provisions of this paragraph 5.4, all of the certificate(s) representing the Exchange Shares shall bear a restrictive legend substantially in the following form:

“THESE SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THEY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, OR (II) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, BUT ONLY UPON THE HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL TO THE ISSUER, OR OTHER COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE “BLUE SKY” OR OTHER SIMILAR SECURITIES LAW.”

5.5                     No Guarantees. It has never been represented, guaranteed or warranted expressly or by implication, that:

(a)	any gain will be realized by the Seller from the Seller’ investment in the Exchange Shares;
(b)	except for the Hold Period, there will be any approximate or exact length of time that the Seller will be required to remain as a holder of the Exchange Shares; or
(c)	the past performance or experience on the part of the Purchaser, its predecessors or of any other person, will in any way indicate any future results of the Purchaser.

5.6                     No Conflict. Neither the execution of this Agreement, nor the performance by the Purchaser of its obligations hereunder will violate or conflict with the Purchaser’s Certificate of Organization or any Law or Order.

5.7                     Consents. No Consent of any third party or Governmental Authority is required in connection with the execution and delivery by the Purchaser of this Agreement or the consummation of the Transactions contemplated hereby.

5.8                     Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Purchaser in connection with the negotiations relating to the Transactions contemplated by this Agreement for which the Seller will become obligated to pay a fee or commission.

VI. REMEDIES

6.1                     General Indemnification Obligation.

(a)	Seller’s Indemnification Obligations. The Seller shall indemnify and hold harmless the Purchaser from and against any and all Losses incurred or suffered by the Purchaser based upon, arising out of, or otherwise in respect of (i) any inaccuracies in or any breach of any representation or warranty of the Seller contained in this Agreement or (ii) any breach of any covenant or agreement of the Seller contained in this Agreement.

(b)	Purchaser’s Indemnification Obligations. The Purchaser shall indemnify and hold harmless the Seller from and against any and all Losses incurred or suffered by the Seller based upon, arising out of, or otherwise in respect of (i) any inaccuracies in or any breach of any representation or warranty of the Purchaser contained in this Agreement, or (ii) any breach of any covenant or agreement of the Purchaser contained in this Agreement.

6.2                     Notice of Asserted Liability. As soon as is reasonably practicable after the Seller, on the one hand, or the Purchaser, on the other hand, becomes aware of any claim that such Party has under Section 6.1 that may result in a Loss for which such Party is entitled to indemnification hereunder (a “Liability Claim”), such Party (the “Indemnified Party”) shall give notice of such Liability Claim (a “Claims Notice”) to the other Party (the “Indemnifying Party”). A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 6.2 will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party except to the extent that such delay or failure has prejudiced the Indemnifying Party.

6.3                     Survival; Limitations.

(a)	The representations and warranties of the Parties contained in this Agreement will survive for a period of 48 months following the Closing (the “Expiration Date”); provided that, any Claims pending on the Expiration Date for which notice has been given in accordance with Section 6.2 on or before the Expiration Date may continue to be asserted and indemnified against until finally resolved.

(b)	Notwithstanding anything to the contrary contained in this Article VI, the Purchaser or Seller will not have any liability pursuant to Section 6.1 in excess of the Purchase Price.

6.4                     Specific Performance. Each Party’s obligation under this Agreement is unique. If any Party should breach its covenants under this Agreement, each of the Parties acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-breaching Party or Parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and each Party expressly waives the defense that a remedy in damages will be adequate.

6.5                     Adjustment to the Purchase Price. For U.S. Tax purposes, any indemnification payments made pursuant to this Article VI shall be treated as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

6.6                     Exclusive Remedy. Except as may be required to enforce post-Closing covenants contained in this Agreement, after the Closing Date the indemnification rights in this Article VI are and shall be the sole and exclusive remedies of the Parties with respect to this Agreement and the Transactions contemplated hereby; provided that, this sentence shall not be deemed a waiver by any Party of its right to seek specific performance or injunctive relief in the case of another Party’s failure to comply with the post-Closing covenants made by such other Party; and provided, further, that this sentence shall not be deemed a waiver by any Party of its right to pursue claims for fraud, intentional or knowing misrepresentation, or active concealment, all of which shall be claims that are outside the terms and conditions of this Agreement. In no event shall any Party be entitled to a duplicative recovery with respect to any particular Loss.

VII. TERMINATION AND ABANDONMENT

7.1                     Methods of Termination. This Agreement may be terminated and the Transactions contemplated hereby may be rescinded at any time prior to the Closing by the mutual written consent of the parties, or up to twelve (12) months after the Closing Date as set forth below:

(a)	By Purchaser, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or Seller set forth in this Agreement, or if any representation or warranty of the Company or Seller shall become untrue, in either case such that any of the conditions set forth in Section 3.3 hereof would not be satisfied, and such breach shall, if capable of cure, has not been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach;

(b)	By Seller, upon a material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or, if any representation or warranty of Purchaser and the shareholders of Purchaser shall become untrue, in either case such that any of the conditions set forth in Section 3.4 hereof would not be satisfied, and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a written notice from the non-breaching party setting forth in detail the nature of such breach; and

(c)	By any party if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Transactions contemplated by this Agreement.

7.2                     Procedure Upon Termination. In the event of termination and/or rescission of this Agreement by a party pursuant to Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other parties and this Agreement shall terminate and the Transactions contemplated hereby shall be abandoned or rescinded, without further action. If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement; provided, however, that no termination of this Agreement pursuant to this Article VII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

VIII. MISCELLANEOUS

8.1                     Seller’s Release. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller on its own behalf, and on behalf of its Affiliates, hereby fully waives, releases, remises, acquits and discharges forever, irrevocably and unconditionally (a) the Company, and (b) all of its present and former management board members (collectively, the “Released Parties”) from, against and with respect to any and all Actions or Losses, which the Seller or any of such Affiliates ever had or has as of the Closing Date against any of the Released Parties for or by any reason or matter whatsoever, except for trade payables incurred in the ordinary course of business.

8.2                     Protective Agreements, Non-Competition. As a material inducement and consideration for Purchaser to enter into this Agreement, for a period of three (3) years following the Closing Date (the “Restricted Period”), each of the Seller shall not, directly or indirectly, participate or engage, or assist (whether as owner, partner, member, officer, director, employee, consultant, advisor, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding capital stock of a publicly-held company) any other Person in engaging in any Restricted Business anywhere in the world in which the Purchaser is doing business or has specific, publicly announced plans to do business as of the Closing Date (“Restricted Territory”).

8.3                     No Personal Liability. The Parties agree that the application of this Agreement is limited to its express terms and to the Parties hereto and, accordingly, neither Party, nor any of their Affiliates, may bring an Action (for indemnification or otherwise) against any individual in his or her personal capacity as a result of the use of his or her knowledge in confirming or qualifying any of the representations or warranties contained in this Agreement.

8.4                     Press Release and Announcements. Concurrently with the entry into and the Closing of this Agreement, the Parties will collaboratively prepare and release a joint press release regarding this Agreement and the Transactions contemplated hereby, and the Purchaser’s may file a Form 8-K with the SEC regarding the same. Except for such joint press release and Form 8-K, neither Party will issue (or cause to be issued) any press release or other public announcement relating to the existence or subject matter of this Agreement or the Transactions contemplated hereby, except as required by applicable Law or with the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed.

8.5                     Further Assurances. From and after the Closing, each of the Parties hereto shall, and shall cause its Affiliates to, from time to time at the request of another Party, without any additional consideration, furnish such requesting Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the other Transaction Documents and give effect to the Transaction contemplated hereby and thereby.

8.6                     Expenses. Each of the Parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby.

8.7                     No Assignment; No Third Party Beneficiaries. The rights and obligations of the Seller under this Agreement may not be assigned without the prior written consent of the Purchaser. The Purchaser may, without the consent of the Seller, assign its rights and obligations under this Agreement. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a Party hereto.

8.8                     Headings. The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.

8.9                     Integration, Modification, Amendments and Waiver. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior understandings of the Parties with respect to such subject matter. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

8.10                 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa. This Agreement has been drafted, negotiated and executed in the English language. Except for any employment related terms that originate in any other native language, if this Agreement is translated into another language, the English language text shall govern and prevail for all purposes.

8.11                 Binding Agreement; Severability. This Agreement and all terms, provisions and conditions hereof shall be binding upon the parties hereto, and shall inure to the benefit of the Parties hereto and, except as otherwise provided herein, to their respective heirs, executors, personal representatives, successors and lawful assigns. Each provision of this Agreement shall be considered separate and if, for any reason, any provision or provisions not essential to the effectuation of the basic purposes of this Agreement is or are determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not impair the operation of or affect those provisions of this Agreement which are otherwise valid. To the extent legally permissible, the parties shall substitute for the invalid, illegal or unenforceable provision a provision with a substantially similar economic effect and intent.

8.12                 Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched), (c) one business day after having been dispatched by a nationally recognized overnight courier service or (d) five business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate Party at the address or facsimile number specified below:

If to the Seller:

Engage IT Services S.r.l.

Via Sandro Pertini, 13

43036 Fidenza PR

Attention: Luca Pasquini (Legal Representative)

Email: l.pasquini@elysgame.com

with a copy (which will not constitute notice) to:

Luca Pasquini, ESQ

Claudiaplatz 3 - 6020

Innsbruck, Austria

Telephone No.: +436641321597

Email: l.pasquini@elysgame.com

If to the Purchaser:

Elys Game Technology, Corp.

107 E. Warm Springs Rd.

Las Vegas, Nevada 89119

Attn: Michele Ciavarella, Chief Executive Officer

Email: m.ciavarella@elysgame.com

with a copy (which will not constitute notice) to:

Beard Winter, LLP

Suite 701 – 130 Adelaide St. W.

Toronto, Ontario, M5H 2K4

Attention: Julian L. Doyle, LLB, General Counsel

Fax No.: (416) 593-5555

Email: jdoyle@beardwinter.com

8.13                 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, USA, without regard to principles of conflicts of law; provided that, the actual transfer of the Engage Shares in accordance with Section 2.1 will be governed by Italian law.

8.14                 Settlement of Disputes. In the event of a dispute arising out of or in connection with this Agreement or any Employment Agreement, or in respect of any legal relationship associated with any of the foregoing, which does not involve a Party seeking a court injunction or other injunctive or equitable relief to protect its business, confidential information or intellectual property, the dispute will be resolved confidentially as follows:

8.14.1	Amicable Negotiation. The Parties agree that, both during and after the performance of their responsibilities under this Agreement or any Transaction Document, each of them will make bona fide efforts to resolve any disputes arising between them by amicable negotiations with initial discussions between the Chief Executive Officers of each of the Purchaser and the Seller.

8.14.2	Non-Binding Mediation. If the Parties have been unable to resolve a dispute by amicable negotiation within thirty (30) days or such other period agreed to in writing by the Parties, the Parties shall submit the dispute to non-binding mediation. Either Party may commence such mediation by providing the other Party a written request for mediation, setting forth the subject of the dispute. The Parties shall use their commercially reasonable efforts to select a single mediator with knowledge and experience in the software development business that is mutually satisfactory to both Parties. If the Parties cannot promptly agree on a mutually satisfactory mediator, the Parties shall request an alternative dispute resolution provider to promptly select the mediator. The mediation shall be conducted in Rome, Italy and every effort will be made to commence and conclude the mediation within sixty (60) days following the date that the mediator is selected. The costs of such mediation shall be borne by the Parties equally. If such mediation does not produce a satisfactory resolution of the dispute, then each Party shall be entitled to exercise its rights and remedies under this Agreement. Any applicable statutes of limitation or repose shall be tolled during the period between the selection of the mediator and thirty (30) days after the conclusion of the mediation.

8.14.3	Binding Arbitration. If the Parties have been unable to resolve a dispute by mediation within thirty (30) days or such other period agreed to in writing by the Parties, after the mediation ends, then any Party may make application to the International Chamber of Commerce (the “ICC”) to solve the dispute by arbitration. The arbitration will be held in Rome, Italy in accordance with the rules of ICC then in effect. Subject to the foregoing, a Party seeking to arbitrate a controversy, claim or dispute shall send a written notice to the other Party(ies) hereto and the International Court of Arbitration of the ICC. The Purchaser, on the one hand, and the Seller, on the other hand, shall each select one arbitrator within 20 days of the date of such written notice, and the two arbitrators so chosen shall jointly select a third arbitrator within 15 days of the date the last of such arbitrators is appointed. The International Court of Arbitration of the ICC shall administer the arbitration and act as an appointing authority if any of the arbitrators fails to be selected in accordance with the foregoing. In the event of any conflict between the Rules of Arbitration of the ICC and this Section 8.14.3 shall govern. The United Nations Convention on the Recognition and Enforcement of Arbitral Awards (New York Convention) shall govern the enforcement of the award, and the principles set forth in this Agreement shall be applied by the arbitrators for both evidence and substantive legal questions during the arbitration, including the rendering of the award. The arbitrators’ award will be final and binding and may be entered in any court having jurisdiction thereof. Each Party will bear its own costs and attorneys’ fees and shall share the fees and expenses of the arbitrators in the manner determined by the arbitrators. Any Party may seek injunctive relief in an appropriate court of law or equity pending an award in arbitration to prevent irreparable harm in the interim. The arbitration award shall be final and binding on the Parties and may be enforced in any court of competent jurisdiction

8.15                 Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission will be effective as delivery of a manually executed counterpart to this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

The Purchaser:

Elys Game Technology Corp.

By: /s/ Michele Ciavarella

Name: Michele Ciavarella

Title: Chairman and Chief Executive Officer

The Seller:

By: /s/ Alessandro Alpi

Name: Alessandro Alpi

Shareholder of 33% of Engage IT Services S.r.l.

By: /s/ Luca Pasquini

Name: Luca Pasquini

Shareholder of 34% of Engage IT Services S.r.l.

By: /s/ Michael Denny

Name: Michael Denny

Shareholder of 33% of Engage IT Services S.r.l.

The Company:

Engage IT Services S.r.l.

By: /s/ Luca Pasquini

Name: Luca Pasquini

Title: Legal Representative

Signature Page to Share Exchange Agreement

Schedule 1

List of Shareholders of Engage IT Services S.r.l.

(“Seller”)

Name	Company Ownership	Purchaser Shares Acquired	Shareholder Loans or Advances Due

Alessandro Alpi	33%	996,092	-
Luca Pasquini	34%	1,026,277	€120,000
Michael Denny	33%	996,092	(€10,000)

•	* Amount based on the (USD – Euro) currency exchange rate of approximately 1.09 $/euro at the Closing time and date.

Schedule 2

Intellectual Property of Engage IT Services S.r.l.

•	Development of gaming Platform - Player Account Management Platform (PAM)
•	Integration of the PAM and sportbook platform with third parties
•	Improvement of gaming software - Self Service Betting Terminal (SSBTs/Kiosk) for Sports Wagering Operators
•	Improvement of gaming software - Point of Sale (POS) for Sports Wagering Operators
•	Improvement of Odds-Viewing System (Odds Swings)

Appendix A

Certain Adjustments

Section A

If at any time from the Closing Date and for the duration of the Hold Period, if any one or more of the following events in Section A occur, the number of Exchange Shares issued pursuant to the Agreement shall be adjusted in a manner set forth in Section B.1 of this Appendix A whenever such Common Stock or Common Stock Equivalents are issued, as applicable, as follows:

Section A.1 Subsequent Equity Sales.

(a)	If Elys (the “Corporation”) or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the Exchange Shares Price on the Closing Date (such lower price, the “Adjusted Exchange Shares Price” and each such issuance or announcement a “Dilutive Issuance”), then the Exchange Shares Price shall be immediately reduced to equal the Adjusted Exchange Shares Price.

(b)	If any Common Stock Equivalent is amended or adjusted, and such price as so amended shall be less than the Exchange Shares Price or the Adjusted Exchange Shares Price at the time of such amendment or adjustment, then the lower of the Exchange Shares Price or Adjusted Exchange Shares Price shall be adjusted upon each such issuance or amendment as provided in this Section A.1(b):

(i)     if any shares of Common Stock or Common Stock Equivalents are issued or sold or deemed to have been issued or sold for cash, the amount of such consideration received by the Corporation will be deemed to be the net amount received by the Corporation therefor. If any shares of Common Stock or Common Stock Equivalents are issued or sold for a consideration other than cash, the amount of such consideration received by the Corporation will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Corporation will be the average VWAP of such public traded securities for the ten days prior to the date of receipt; and/or

(ii)   if any shares of Common Stock or Common Stock Equivalents are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock or Common Stock Equivalents, as the case may be.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) (or a similar organization or agency succeeding to its functions of reporting prices), (b) if no volume weighted average price of the Common Stock is reported for the Trading Market, the most recent reported bid price per share of the Common Stock, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

(c)	If the holder of Common Stock or Common Stock Equivalents outstanding of the Corporation on the Closing Date or issued after the Closing Date shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is less than the lower of the Exchange Shares Price or the Adjusted Exchange Shares Price, such issuance shall be deemed to have occurred for less than the lower of the Exchange Shares Price or the Adjusted Exchange Shares Price on such date and such issuance shall be deemed to be a Dilutive Issuance.

(d)	The provisions of this Section A.1 shall apply each time a Dilutive Issuance occurs after the Closing Date and for the duration of the Hold Period, but any adjustment of the Exchange Shares Price or Adjusted Exchange Shares Price pursuant to this Section A.1 shall be downward only.

(e)	The provisions of this Section A.1 shall not apply to Exempt Issuances.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose and (b) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

Section A.2 Subsequent Rights Offerings.

In addition to any adjustments pursuant to Section A.1 above, if at any time the Corporation grants, issues or sells any Common Stock, Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Exchange Shares had been fully vested in the Holder immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

Section B

Section B.1 Notices

Upon the occurrence of any one or more events set forth in Section A of this Appendix A, the Corporation shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents or Rights Offering subject to Sections A.1 and A.2, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price, Exchange Shares Price, Adjusted Exchange Shares Price and other pricing terms (such notice, the “Dilutive Issuance Notice”).

Section B.2 Issuance of Shares

Within ten trading days of such dilutive issuance, the Corporation will issue to the holders of the Exchange Shares such additional shares based on the formula of Dollar Equivalent divided by the Adjusted Exchange Price less Exchange Shares and any additional Adjusted Exchange Shares previously issued to the holders pursuant to the Agreement or this Appendix A.

For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section A.1, upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Exchange Shares based upon the Adjusted Exchange Shares Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Exchange Shares Price in any Call Option Notice, Put Option Notice or any Notice required pursuant to the Agreement.

Exhibit A

Form of Employment Agreement

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